Exhibit 99.1

Contact:

John Varian

Interim Chief Financial Officer

Phone: (650) 569-5481

jvarian@deltagen.com

Deltagen Updates Status of Bridge Loan and Private Placement

REDWOOD CITY, Calif., June 9, 2003—Deltagen, Inc. (Nasdaq: DGEN) today announced that, pursuant to the related loan documents, it has informed the providers of its $5 million bridge loan of the receipt of a letter from the landlord of its primary facility in Redwood City, California. The letter asserts the termination of the lease forbearance agreement entered into in early April 2003 with this landlord in connection with the closing of the bridge loan and the announcement of a minimum commitment for $10 million equity capital in a private placement. The letter further asserts that because of the termination of the forbearance agreement Deltagen now owes all amounts under the lease that had been previously deferred or eliminated under the forbearance agreement.

The bridge loan documentation requires notice to the lenders of events that may result in a material adverse effect on Deltagen. If termination of the forbearance agreement was to occur and the rent payments previously deferred or eliminated were to become due, it may result in such a material adverse effect. Furthermore, the Bridge Loan lenders would have no obligation to extend an additional $1 million advance under the Bridge Loan on July 1, 2003, if a material adverse effect exists, and the investors in the private placement would have no obligation to make the $10 million investment to which they have committed if a material adverse effect exists. Deltagen has not yet received any indication from the Bridge Loan lenders and private placement investors as to their response to these developments and the others described below. The $5 million initial Bridge Loan matures on July 1, 2003, unless the additional $1 million advance has been made in which case the Bridge Loan matures August 31, 2003. Deltagen does not expect to have sufficient cash on hand on July 1, 2003 to repay the Bridge Loan and accrued interest if it were to mature on that date.

The correspondence from the landlord relates to actions taken by Lexicon Genetics Incorporated (Lexicon) in April 2003 that have been previously described in the Company’s periodic reports filed with the Securities and Exchange Commission. On April 28, 2003, Deltagen received from Lexicon a letter that Lexicon claims serves as notice of termination of the sublicense agreement under which Deltagen obtained a commercial sublicense to certain patents known as the ‘215 patent and the Capecchi patents. In this letter, Lexicon specified two grounds that allegedly entitle Lexicon to terminate the sublicense agreement: (1) Deltagen’s purported material breach of the DeltaBase agreement, under which Lexicon obtained a commercial license to Deltagen’s DeltaBase product; and (2) Deltagen’s purported insolvency. On April 29, 2003, Deltagen received from Lexicon a letter which Lexicon claims serves as notice under the DeltaBase agreement of: (1) Lexicon’s alleged entitlement to damages in the amount of $25,000,000, plus attorneys’ fees and costs, for Deltagen’s purported material breach of the DeltaBase agreement; and (2) alleged noncompliance with the content criteria in the DeltaBase agreement. Deltagen believes that Lexicon’s claims and allegations are without merit, and is in the process of addressing these claims according to the dispute resolution procedures provided by the settlement and other agreements between Lexicon and Deltagen. It is the Company’s belief that Lexicon made these claims for competitive reasons in an attempt to interfere with Deltagen’s financing efforts and with the Company’s negotiations with current and prospective customers.

Over the past several months, Deltagen has worked to streamline its operations by cutting costs and organizing its efforts to best meet its customers’ needs. Deltagen has been working to determine if the streamlined operation can be supported by a predictable revenue base. As part of its discussions with the Bridge Loan lenders regarding potential material adverse effects, Deltagen updated the status of its ongoing efforts to sign new customer agreements and DeltaBase renewals with its previous customers. In addition to other negotiations, Deltagen has been in discussions with respect to the possible renewal of each of its three major contracts with its DeltaBase customers. At this time, one of the customers has declined to renew; discussions with a second are still underway but may not conclude in a timely manner; and a third customer has approached Deltagen with a proposal that may or may not involve others in a complex alternative structure. The outcome of Deltagen’s negotiations appears unlikely to result in a renewal of multiple customer contracts prior to July 1, 2003. Failure to renew these agreements could result in a significant loss of revenues. Because of Deltagen’s reliance on revenue generated under its DeltaBase agreements, Deltagen faces significant risks if it cannot renew its existing DeltaBase agreements or obtain new DeltaBase customers. If the low likelihood of closing significant renewals prior to July 1, 2003 has a material adverse effect on Deltagen, the Bridge Loan lenders would have no obligation to extend an additional $1 million advance under the Bridge Loan on July 1, 2003, and the investors in the private placement would have no obligation to make the $10 million investment to which they have committed with the results described above.

Deltagen will continue to explore a variety of other arrangements for its knockout mouse business, to exploit the information contained in DeltaBase, and to realize value from its rights relative to any secreted proteins or other drug targets.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the ability of Deltagen to close the preferred stock financing; the ability of Deltagen to renew or obtain new customer agreements; the impact of competition and alternative technologies, processes and approaches, and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.